Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust Announces Successful Completion of $80 Million Series B Cumulative Redeemable Perpetual Preferred Stock Offering

New York, October 6, 2021 – Healthcare Trust, Inc. (“HTI” or the “Company”) today announced that the Company successfully completed its previously announced $80 million Series B Cumulative Redeemable Perpetual Preferred Stock Offering (the “Series B Preferred”). The Series B Preferred has a coupon rate of 7.125% and received an investment grade rating of BBB- by Egan-Jones Ratings Company.

“I am very pleased with the success our team and our banking partners achieved with this offering, which was upsized to $80 million from $50 million and completed at a lower coupon than our prior Series A offering” said Michael Weil, CEO of HTI. “Obtaining an investment grade rating on the Series B Preferred is an accomplishment that reflects the high quality of the HTI portfolio and is a testament to the hardworking team that continues to build, optimize, operate and manage our medical office buildings and seniors housing facilities. This offering further diversifies HTI’s balance sheet and builds awareness of HTI in the market.”

The Company used the net proceeds from this offering to repay amounts outstanding under the Company’s revolving credit facility as required thereunder. Subject to the terms and conditions set forth in the revolving credit facility, the Company may then draw on the revolving credit facility to borrow any amounts so repaid for general corporate purposes, including purchases of additional properties.

About Healthcare Trust, Inc.

Healthcare Trust, Inc. is a publicly registered real estate investment trust focused on acquiring a diversified portfolio of healthcare real estate, with an emphasis on seniors housing and medical office buildings, located in the United States. Additional information about HTI can be found on its website at www.healthcaretrustinc.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of HTI’s registration statement on Form S-11 and other reports filed with the Commission. Further, forward-looking statements speak only as of the date they are made, and HTI undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

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